FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS THIRD QUARTER 2015 RESULTS

IMPLEMENTS RESTRUCTURING PROGRAM TO ACHIEVE
$13 MILLION COST SAVINGS

CRANBURY, New Jersey – (November 3, 2015) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the third quarter 2015.

Third Quarter Results

•	Net sales for the third quarter 2015 of $200 million were down 4% compared to the third quarter 2014. Specialty Phosphates sales declined 2% year-over-year due to lower selling prices.

•
US/Canada Specialty Phosphates sales of $146 million were down 1% compared to the prior year quarter on lower selling prices. The year-over-year selling price variance for the third quarter 2015 improved by 100 basis points compared to the first half 2015 year-over-year comparative due to price increases implemented in June.

•	Mexico Specialty Phosphates sales of $40 million decreased 6% compared to the year ago period on 5% lower prices, due to increased pressures from Chinese competitors, and 1% lower volumes.

•	GTSP & Other sales of $14 million were down 26% versus the prior year quarter primarily due to lower volumes but also lower prices.

•	Diluted EPS for the third quarter 2015 of $0.28 included a restructuring charge of $0.29 and translation expense of $0.09. Third quarter 2014 diluted EPS was $0.83.

•
During the third quarter, the Company repurchased through its enhanced buyback program 763,000 shares for $39.2 million. The Company also paid $9.3 million in dividends, returning a total of $49 million to shareholders.

Randy Gress, CEO of Innophos, commented, "As noted in our last earnings release, the 2015 margin compression led us to evaluate several initiatives to improve the overall operating performance of the organization. As a result, we took a restructuring charge of almost $9 million in the current quarter to reduce our workforce by 5%, which is expected to deliver $13 million of annual cost savings going forward. We will begin realizing some of these savings during the fourth quarter, and we expect to achieve 75% of the annualized run-rate by the start of 2016 and the full run-rate by the start of the second half 2016.”

Mr. Gress concluded, “We continued to generate solid cash flow and returned substantial cash to our shareholders, despite continued weak demand in our end markets and increased competitive pressures in certain markets that dampened our price increase implementations in others. We completed this year’s $125 million share buyback program during the quarter, buying back 10.8% of the Company’s equity during 2015, bringing the total year-to-date 2015 returns to shareholders, including dividends, to $154 million, five times our net income for the period.”

Segment Results – third quarter 2015 versus 2014

Specialty Phosphates

Specialty Phosphates sales decreased 2% year-over-year due to lower selling prices, with increased pricing pressures from Chinese competitors in Latin American markets. This depression in pricing for the Mexico based business offset successful price increases implemented in the US despite the continued effects of a strong US dollar. The year-over-year price decline remains consistent with the first half of 2015 and is likely to continue in the fourth quarter. Volumes were flat year-over-year, with gains in PPA, primarily due to prior year supply issues in the US, offset by declines in technical grade STPP.

Operating income of $19 million was $10 million below the prior year period due to lower selling prices and higher raw material costs. Operating income margin was 10%, down 520 basis points compared to the same period in 2014.

US/Canada

Sales were down 1% compared to the prior year quarter on lower selling prices. Product mix was unfavorable with increases in PPA largely offset by declines in Specialty Ingredients.

Operating income of $15 million improved $2 million sequentially but was $8 million below the prior year period on lower selling prices and higher raw material costs. Geismar raw material costs in the prior year quarter were at the lowest level of any quarter in the last four years which accounted for half of the noted operating income variance. Operating income margin was 11%, up 150 basis points sequentially, but down 540 basis points compared to an exceptionally high third quarter 2014 margin.

Mexico

Mexico Specialty Phosphates sales decreased 6% compared to the year ago period on 5% lower prices and 1% lower volumes, with increased volumes in Specialty Ingredients and PPA more than offset by declines in technical grade STPP.

Third quarter 2015 operating income of $4 million was down $2 million versus the comparable 2014 quarter. Operating income margin of 10% declined 720 basis points sequentially and 410 basis points compared to the prior year quarter, both due primarily to aggressive Chinese pricing driving down selling prices, particularly in the specialty horticulture markets.

GTSP & Other

GTSP & Other sales (primarily Granulated Triple Superphosphate fertilizer co-product) were down $5 million versus third quarter 2014 on 22% lower volumes and 5% lower selling prices.

Excluding $9 million of restructuring charges recorded in “Other”, third quarter 2015 operating income of $2 million for GTSP & Other was well above break-even expectations and $1 million better than the prior year quarter. Operating income margin of 14% was up substantially from the 5% recorded in the third quarter 2014.

Recent Trends and Outlook

Total Company financial performance in the third quarter 2015, excluding restructuring charges, was consistent with each of the first two quarters of the year, recording the third straight quarter of $21 million in operating income. Improvements in US Specialty Phosphates selling prices and GTSP profitability were offset by lower operating income in Mexico Specialty Phosphates caused by lower selling prices as a result of increased pressures from Chinese competition.

Specialty Phosphates volumes overall were flat for the third quarter 2015 compared to the prior year period. A 9% increase in PPA volumes, primarily due to previous year US supply issues, was offset by a 12% decline in technical grade STPP volumes. Export sales were 1% higher than the third quarter 2014, marking the first quarter this year to show a positive variance and bringing the year-to-date variance to a 4% decline, consistent with government statistics for year-to-date overall US exports of goods and services. The Specialty Phosphates volume outlook continues to be flat for full year 2015 compared to 2014, with the fourth quarter 2015 year-over-year comparable expected to recover the year-to-date September shortfall due to low fourth quarter 2014 PPA volumes caused by supply issues during that period.

Specialty Phosphates operating income margins were 10% for the third quarter 2015, below the expected 12-13% range, due to the significant 720 basis point sequential decline in Mexico Specialty Phosphates resulting primarily from lower selling prices. Recently implemented selling price increases in the US contributed to a sequential improvement of 150 basis points in third quarter 2015 US & Canada Specialty Phosphates operating income margins. Total Specialty Phosphates operating income margins are now expected to be 11% for both the fourth quarter and full year 2015. Specialty Phosphates operating income is expected to be flat sequentially for the fourth quarter 2015, as cost savings from restructuring are expected to be offset by the effects of seasonally lower sales volumes.

Given the 2015 margin compression that the Company is experiencing, management evaluated several initiatives to improve the overall operating efficiency of the organization. As a result of this evaluation, a restructuring charge of almost $9 million was recorded in the current quarter which is expected to deliver $13 million of annual cost savings going forward. Approximately 85% of the restructuring was recorded in the US business and 15% in the Mexico business, with approximately one-third of the restructuring in cost of goods sold and two-thirds in operating expense. Run-rate achievements of the anticipated $13 million annualized savings are expected to be approximately 50% for fourth quarter 2015, 75% by the start of 2016 and 100% by the start of the second half 2016.

Reported fertilizer market prices were relatively flat during the third quarter of 2015, but showed downward pressure in October. Demand remains weaker than normal and further downward pressure on prices is expected, as the fourth quarter is a seasonally slow period for fertilizers. Market phosphate rock prices were stable sequentially in the third quarter 2015 and are expected to remain relatively stable for the fourth quarter. Sulfur market prices increased 4% sequentially in the third quarter 2015, but settled 20% lower for the fourth quarter 2015 given the weak fertilizer market demand.

Excluding $9 million of restructuring charges booked in “Other”, GTSP & Other recorded $2 million operating income for the third quarter 2015, which is above expectations and represents an increase of $1 million compared to the prior year quarter. Given the weak demand and declining price expectations, the Company expects operating income to revert back to break-even for the fourth quarter.

Net debt increased sequentially by $36 million in the third quarter 2015, to $200 million, while $49 million was returned to shareholders.

Capital Expenditures
Capital expenditures were $8 million in the third quarter 2015 with approximately 70% of the spending on maintenance and approximately 30% on growth projects. Management expects 2015 capital expenditures to approximate $30 million.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
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Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Bryan Armstrong
investor.relations@innophos.com         (312) 553-6707

Conference Call Details

The conference call is scheduled for Wednesday, November 4, 2015 at 10:00 am ET and can be accessed by dialing 1-800-446-2782 (U.S.) or 1-847-413-3235 (international) and entering passcode 41021918. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on November 4 and 11:00 pm ET on November 17, 2015. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 4102 1918#.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Third Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

Three Months Ended September 30,
	2015	2014

Net sales	$199,612	$208,815
Cost of goods sold	162,491	157,852
Gross profit	37,121	50,963
Operating expenses:
Selling, general and administrative	23,368	19,419
Research & development expenses	1,193	1,168
Total operating expenses	24,561	20,587
Operating income	12,560	30,376
Interest expense, net	1,869	1,089
Foreign exchange loss (gain)	2,629	1,804
Income before income taxes	8,062	27,483
Provision for income taxes	2,629	9,163
Net income	$5,433	$18,320

Diluted Earnings Per Participating Share	$0.28	$0.83
Diluted weighted average participating shares outstanding	19,662,591	22,128,143
Dividends paid per share of common stock	$0.48	$0.48
Dividends declared per share of common stock	$0.48	$0.48

Segment Reporting – Third Quarter
The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

Three Months Ended September 30,
	2015	2014	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$145,617	$147,220	(1.1)%
Specialty Phosphates Mexico	40,304	43,075	(6.4)%
Total Specialty Phosphates	185,921	190,295	(2.3)%
GTSP & Other	13,691	18,520	(26.1)%
Total	$199,612	$208,815	(4.4)%

Segment Operating Income
Specialty Phosphates US & Canada	$15,366	$23,603
Specialty Phosphates Mexico	3,865	5,904
Total Specialty Phosphates	19,231	29,507
GTSP & Other (a)	(6,671)	869
Total	$12,560	$30,376

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	10.6%	16.0%
Specialty Phosphates Mexico	9.6%	13.7%
Total Specialty Phosphates	10.3%	15.5%
GTSP & Other (a)	(48.7)%	4.7%
Total	6.3%	14.5%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$6,622	$6,483
Specialty Phosphates Mexico	1,637	2,156
Total Specialty Phosphates	8,259	8,639
GTSP & Other	789	605
Total	$9,048	$9,244

(a) The three months ended September 30, 2015 includes an $8.6 million charge to earnings for restructuring costs.

Price / Volume – Third Quarter
The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended September 30, 2015 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(1.5)%	0.4%	(1.1)%
Specialty Phosphates Mexico	(5.2)%	(1.2)%	(6.4)%
Total Specialty Phosphates	(2.3)%	0	(2.3)%
GTSP & Other	(4.6)%	(21.5)%	(26.1)%
Total	(2.5)%	(1.9)%	(4.4)%

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	(1.9)%	(0.5)%	(2.4)%
Food & Technical Grade PPA	(3.7)%	8.6%	4.9%
STPP & Detergent Grade PPA	(2.8)%	(11.7)%	(14.5)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine months ending September 30,
	2015	2014
Cash flows provided from operating activities
Net income	$30,979	$53,133
Adjustments to reconcile net income to net cash provided
from operating activities:
Depreciation and amortization	29,681	26,643
Amortization of deferred financing charges	445	393
Deferred income tax provision (benefit)	169	(71)
Share-based compensation	2,243	2,688
Changes in assets and liabilities:
Increase in accounts receivable	(10,091)	(6,249)
Decrease in inventories	15,057	17,678
Decrease in other current assets	11,241	2,749
(Decrease) increase in accounts payable	(10,609)	4,568
Increase in other current liabilities	5,342	7,014
Changes in other long-term assets and liabilities	1,480	1,525
Net cash provided from operating activities	75,937	110,071
Cash flows used for investing activities:
Capital expenditures	(21,770)	(21,000)
Acquisition of intangible assets	—	(294)
Net cash used for investing activities	(21,770)	(21,294)
Cash flows used for financing activities:
Proceeds from exercise of stock options	190	159
Long-term debt borrowings	156,000	—
Long-term debt repayments	(6,002)	(35,003)
Deferred financing costs	(277)	—
Excess tax benefits from exercise of stock options	771	814
Common stock repurchases and restricted stock forfeitures	(125,402)	(14,384)
Dividends paid	(29,322)	(28,022)
Net cash used for financing activities	(4,042)	(76,436)
Effect of foreign exchange rate changes on cash and cash equivalents	(285)	68
Net change in cash	49,840	12,409
Cash and cash equivalents at beginning of period	36,207	32,755
Cash and cash equivalents at end of period	$86,047	$45,164

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$86,047	$36,207
Accounts receivable, net	100,672	90,551
Inventories	169,574	184,621
Other current assets	47,935	60,135
Total current assets	404,228	371,514
Property, plant and equipment, net	197,112	198,988
Goodwill	84,373	84,373
Intangibles and other assets, net	66,021	73,536
Total assets	$751,734	$728,411
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,002	$4,003
Accounts payable, trade and other	42,433	53,137
Other current liabilities	40,278	34,806
Total current liabilities	86,713	91,946
Long-term debt	282,000	132,002
Other long-term liabilities	40,652	41,456
Total stockholders’ equity	342,369	463,007
Total liabilities and stockholders’ equity	$751,734	$728,411

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.